Exhibit 99.1
Contact:
Kate de Santis
Sucampo Pharmaceuticals, Inc.
240-223-3834
kdesantis@sucampo.com
Or
John Woolford
Westwicke Partners, LLC
443-213-0506
john.woolford@westwickepartners.com
Sucampo Pharmaceuticals Reports Its Third Consecutive Year of Profitability with Record Full Year 2008 Results
               Earnings per Share of $0.59 for 2008, Up 68.6 Percent over 2007
               Full Year Product Royalty Revenue of $34.4 Million, Up 25.1 Percent over 2007
               Cash, Cash Equivalents and Investments of $121.5 Million and No Debt at December 31, 2008
Bethesda, Maryland, February 19, 2009 — Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today reported its consolidated financial results for the fourth quarter and year ended December 31, 2008.
Financial Highlights:
•	Sucampo’s full year net income increased by $11.8 million, or 89.2%, to $25.0 million, or $0.59 per diluted share, for 2008, from $13.2 million, or $0.35 per diluted share, for 2007.

•	Sucampo reported full year revenue of $112.1 million for 2008 as compared to $91.9 million for 2007, an increase of $20.2 million, or 22.0%.

•	Product royalty revenue from sales of Amitiza® (lubiprostone) in the U.S. increased by $6.9 million, or 25.1%, to $34.4 million for 2008 from $27.5 million for 2007 and by $1.0 million, or 12.4%, to $9.7 million for the fourth quarter of 2008 from $8.7 million for the fourth quarter of 2007.

•	Sucampo ended 2008 with cash, cash equivalents and short and long-term investments of $121.5 million as compared with $86.5 million at the end of 2007. Sucampo had no debt at the end of 2008 or 2007.
Operational Highlights and Pipeline Update:
•	On February 19, 2009, Sucampo entered into a license and commercialization agreement with Abbott Laboratories for Amitiza in Japan. Sucampo receives an upfront payment of $10.0 million and will receive additional milestone payments based on achieving specified development and commercialization goals. Following marketing authorization and pricing approval, Abbott will purchase lubiprostone from Sucampo for distribution in Japan.

•	In April 2008, the Food and Drug Administration (FDA) approved Amitiza (lubiprostone) 8 mcg for the treatment of irritable bowel syndrome with constipation (IBS-C) in adult women triggering a development milestone payment of $50.0 million from Takeda Pharmaceuticals.

•	Growth in the sales of Amitiza (lubiprostone) 8 mcg, following the FDA approval, accounted for the majority of the increase in product royalty revenue for 2008.

•	Sucampo completed enrollment in its two pivotal phase 3 trials of lubiprostone for the treatment of opioid-induced bowel dysfunction (OBD), as well as its follow-on safety extension study. Results are expected in the third quarter of 2009 for the two pivotal studies, and additional data from the follow-on extension safety study by the end of 2009.

•	In December 2008, Sucampo completed enrollment in its phase 2 trial of cobiprostone for non-steroidal anti-inflammatory drug (NSAID)-induced ulcers. Management expects to report efficacy data from this trial in mid-2009.

•	Sucampo held an end-of-phase 2 meeting with the Japanese regulatory agency in November 2008. Based on the results of its phase 2b trial and input from this meeting, Sucampo plans to initiate a phase 3 study for chronic idiopathic constipation (CIC) during the second quarter of 2009.

•	Also in December 2008, Sucampo initiated dosing in its phase 1 trial of SPL-017 in Japan for the treatment of peripheral arterial disease.

•	Sucampo submitted Marketing Authorization Applications (MAAs) for lubiprostone, 24 mcg, for the indication of CIC in adults in ten European countries in early 2008 and expects the responses about these MAAs in late 2009.
“This past year was quite successful for Sucampo in all aspects,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Co-Founder, Chairman and Chief Executive Officer. “We accomplished several significant development milestones, we continued to expand our international presence and we further strengthened our financial position. Based on the continuing success of our long-term care sales force, added momentum gained from the recently announced Abbott agreement and several important clinical and regulatory milestones, we expect 2009 to be another positive year for Sucampo, despite the current difficult economic environment. “
Financial Results
Total revenues for the fourth quarter of 2008 decreased 4.5% to $16.4 million from $17.1 million for the fourth quarter of 2007. Total revenues for the full year increased 22.0% to $112.1 million from $91.9 million for 2007. The key components of these changes in total revenues were:
Product royalty revenue during the fourth quarter of 2008 increased to $9.7 million as compared to $8.7 million for the fourth quarter of 2007. For the full year, product royalty revenue increased to $34.4 million from $27.5 million for the prior year, an increase of $6.9 million.
The increases primarily reflect the introduction of Amitiza 8 mcg which became available in the second quarter of 2008. Product royalty revenue during the fourth quarter of 2008 continued to reflect the drawdown of inventory from the initial stocking of Amitiza 8 mcg and increased sales of Amitiza during the quarter. As of December 31, 2008, the entire inventory from the initial stocking had been utilized.

Research and development (R&D) revenue for the fourth quarter of 2008 declined to $5.3 million from $7.3 million for the fourth quarter of 2007. The decrease reflects lower revenue recognized for the on-going OBD phase 3 trials funded by Takeda that were initiated in August 2007. For 2008, R&D revenue increased to $72.3 million from $59.4 million in 2007, primarily the result of the $50.0 million R&D milestone payment earned from Takeda upon the approval of the supplemental new drug application (sNDA) of Amitiza for IBS-C as compared to the $30.0 million R&D milestone payment earned in 2007 when the sNDA was filed with the FDA. This increase was partially offset by the difference in the R&D revenue of $29.4 million recognized in 2007 primarily with respect to development of Amitiza for CIC, IBS-C and OBD indications as compared to the R&D revenue of $22.3 million recognized in 2008 primarily in respect to Amitiza’s development for OBD.
Total operating expenses during the fourth quarter of 2008 decreased to $18.6 million from $19.3 million for the fourth quarter of 2007. For the full year 2008, total operating expenses increased by 10.3% to $81.1 million compared with $73.5 million in 2007. The key components of the operating expense were:
R&D expenses during the fourth quarter of 2008 increased by 13.0% to $10.6 million from $9.4 million for the fourth quarter of 2007. For the full year 2008 the R&D expenses increased by 45.7% to $46.2 million from $31.7 million in 2007. These increases were primarily due to the ongoing clinical development programs of Amitiza, cobiprostone and SPI-017.
General and administrative (G&A) expenses during the fourth quarter of 2008 decreased to $3.8 million from $4.1 million for the fourth quarter of 2007. For the full year of 2008, G&A expenses decreased to $14.4 million from $21.4 million in 2007. The decrease in the fourth quarter of 2008 G&A expenses was primarily due to lower legal and professional fees and stock option expenses. The decrease in the G&A expenses for 2008 was primarily the result of an expense of $9.2 million recorded in 2007 for a one-time cash and stock-based award granted to Sucampo’s founders for stock options previously granted and terminated, offset by an increase in expenses associated with Sucampo’s new office space in the United States and an increase in overall cost associated with the compliance and regulatory requirements of being a publicly traded company with international operations.
Selling and marketing expenses during the fourth quarter of 2008 decreased to $2.5 million from $3.7 million for the fourth quarter of 2007. For the full year of 2008 the selling and marketing expenses decreased to $10.9 million from $13.5 million in 2007. This decrease resulted from reduced marketing expenses in the long-term care market and the completion of the initial build-out of Sucampo’s internal dedicated sales force for sale of Amitiza in the long-term care facilities.
Total non-operating income during the fourth quarter of 2008 decreased to $0.2 million from $1.2 million for the fourth quarter of 2007. The decrease is attributable primarily to reduced interest income due to lower prevailing interest rates earned by Sucampo’s investments and the net unrealized loss of $0.4 million resulting from investments in auction rate securities and related settlements rights.
Income tax for the year 2008, Sucampo’s consolidated effective tax rate was 24.7% and for 2007 was 37.3%. The reduction in the effective tax rate in 2008 primarily reflects the reversal of U.S. deferred tax asset valuation allowances as a result of the April 2008 FDA approval of Amitiza for IBS-C and the related impact on projected income in 2008 and future years from the $50.0 million milestone payment received in the second quarter of 2008 from Takeda and from expected product royalties.

In the fourth quarter of 2008, Sucampo recorded $1.0 million in net tax provision as compared to $0.1 million in net tax benefits for the fourth quarter of 2007. The net tax provision in the fourth quarter of 2008 resulted from the updated estimates of the sourcing of revenue for state income tax purposes, lower research and development credits and deferred tax assets in respect to stock option expense.
Net Income/Loss for the fourth quarter of 2008 Sucampo reported a net loss of $3.0 million, or $0.07 per diluted share, compared with a net loss of $0.7 million, or $0.02 per diluted share, for the fourth quarter of 2007. The loss for the fourth quarter of 2008 resulted primarily from Sucampo’s increased expenses for the development of its clinical stage prostone compounds, cobiprostone and SPI-017, which are funded solely by Sucampo and a decrease in R&D revenue partially offset by an increase in product royalty revenue.
For 2008, Sucampo reported net income of $25.0 million, or $0.59 per diluted share, compared with net income of $13.2 million, or $0.35 per diluted share, for 2007.
Company to Host Conference Call Today
In conjunction with its fourth quarter and full year financial results, Sucampo will host a conference call at 4:30 pm Eastern today. To participate on the live call, please dial 866-700-7441 (domestic) or 617-213-8839 (international), and provide the participant passcode 19518394, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), with the passcode 99595043.
A live and archived audio webcast of the call will be available via the “For Investors” page of the Sucampo Pharmaceuticals website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals’ website approximately 10 minutes prior to the scheduled start time.
About Sucampo Pharmaceuticals
Sucampo Pharmaceuticals, Inc., an international biopharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Director and Advisor, International Business Development.
Sucampo is marketing Amitiza (lubiprostone) 24 mcg in the U.S. for Chronic Idiopathic Constipation in adults and Amitiza 8 mcg in the U.S. to treat Irritable Bowel Syndrome with Constipation in adult women. Sucampo is also developing the drug for additional gastrointestinal disorders with large potential markets. In addition, Sucampo has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide. Sucampo Pharmaceuticals, Inc. conducts its operations through three wholly owned subsidiaries: Sucampo Pharma Americas, Inc., based in Bethesda, Maryland, Sucampo Pharma Europe, Ltd., located in Oxford, UK, and Basel, Switzerland, and Sucampo Pharma, Ltd., located in Tokyo and Osaka, Japan. To learn more about Sucampo and its products, visit www.sucampo.com.

Amitiza® is a registered trademark of Sucampo Pharmaceuticals, Inc.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Forward-looking statements include statements about potential trial results, the potential utility of AMITIZA to treat particular indications and expected data availability and regulatory filing dates. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2007 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.
(Financial Schedules Follow)
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Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Research and development revenue	$5,311	$7,273	$72,293	$59,379
Product royalty revenue	9,739	8,667	34,438	27,536
Co-promotion revenue	1,183	1,093	4,826	4,411
Contract and collaboration revenue	141	111	566	565

Total revenues	16,374	17,144	112,123	91,891

Operating expenses:
Research and development	10,644	9,420	46,181	31,697
General and administrative	3,809	4,136	14,400	21,423
Selling and marketing	2,497	3,668	10,895	13,474
Milestone royalties — related parties	—	500	3,531	2,000
Product royalties — related parties	1,654	1,536	6,045	4,890

Total operating expenses	18,604	19,260	81,052	73,484

(Loss) income from operations	(2,230)	(2,116)	31,071	18,407

Interest income	580	890	2,442	2,465
Other (expense) income, net	(383)	343	(399)	151

Total non-operating income, net	197	1,233	2,043	2,616

(Loss) income before income taxes	(2,033)	(883)	33,114	21,023
Income tax (provision) benefit	(971)	147	(8,163)	(7,833)

Net (loss) income	$(3,004)	$(736)	$24,951	$13,190

Net (loss) income per share:
Basic net (loss) income per share	$(0.07)	$(0.02)	$0.60	$0.35

Diluted net (loss) income per share	$(0.07)	$(0.02)	$0.59	$0.35

Weighted average common shares outstanding — basic	41,843	41,730	41,787	37,778
Weighted average common shares outstanding — diluted	41,843	41,730	41,973	38,226

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	December 31,	December 31,
	2008	2007
ASSETS:
Current assets:
Cash and cash equivalents	$11,536	$25,559
Investments, current	93,776	51,552
Product royalties receivable	9,725	8,667
Unbilled accounts receivable	4,373	5,883
Accounts receivable	878	1,525
Prepaid and income taxes receivable	133	1,922
Deferred tax assets, net	963	88
Prepaid expenses and other current assets	3,641	2,222

Total current assets	125,025	97,418
Investments, non-current	16,222	9,400
Property and equipment, net	2,275	2,265
Deferred tax assets, non-current, net	4,026	551
Other assets	3,246	393

Total assets	$150,794	$110,027

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,433	$3,313
Accrued expenses	9,764	8,730
Deferred revenue, current	15,599	1,062

Total current liabilities	26,796	13,105
Deferred revenue, net of current portion	8,061	8,626
Other liabilities	2,147	1,768

Total liabilities	37,004	23,499

Stockholders’ equity:

Class A common stock, $0.01 par value; 270,000,000 shares authorized at December 31, 2008 and December 31, 2007; 15,651,849 and 15,538,518 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	156	155
Class B common stock, $0.01 par value; 75,000,000 shares authorized at December 31, 2008 and December 31, 2007; 26,191,050 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	262	262
Additional paid-in capital	98,243	96,680
Accumulated other comprehensive income (loss)	354	(393)
Retained earnings (accumulated deficit)	14,775	(10,176)

Total stockholders’ equity	113,790	86,528

Total liabilities and stockholders’ equity	$150,794	$110,027